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                                                                 EXHIBIT 3(i)(b)

                              SEVERN BANCORP, INC.
                              ARTICLES OF AMENDMENT

          Severn Bancorp, Inc., a Maryland corporation, having its principal office at 1919A West Street, Annapolis, Maryland 21401 (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

          FIRST: Pursuant to Section 2-607(b) of the Corporations and Associations Article of the Annotated Code of Maryland (the "Code"), immediately prior to these Articles of Amendment:

(i) the total number of shares of stock of all classes which the Corporation has authority to issue is 3,000,000 shares, of which 2,000,000 shares are common stock with a par value of $0.01 per share and 1,000,000 shares are preferred shares with a par value of $0.01 per share;

(ii)  the aggregate par value of the 3,000,000 shares is $30,000; and

(iii) the information required by Section 2-607(b)(2)(i) is not changed by these Articles of Amendment. As amended, the total number of shares of stock of all classes which the Corporation has authority to issue is 21,000,000 shares, of which 20,000,000 shares are common stock with a par value of $0.01 per share and 1,000,000 shares are preferred stock with a par value of $0.01 per share, and the aggregate par value of the 21,000,000 shares is $210,000.

          SECOND: The Articles of Incorporation (the "Articles") of the Corporation are amended as follows:

(i) Article V, Part A of the Articles is deleted in its entirety and replaced with the following: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-One Million (21,000,000) shares, of which Twenty Million (20,000,000) shares shall be common stock with a par value of $0.01 per share, all of one class, and of which One Million (1,000,000) shares shall be serial preferred stock with a par value of $0.01 per share. Shares, whether now or hereafter authorized, may be issued by the Corporation from time to time upon the approval of the Board of Directors of the Corporation and without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share."

(ii) Article XIII of the Articles is amended by adding the following to the end of Article XII: "Notwithstanding anything to the contrary contained in these Articles, the Board of Directors, with the approval of a majority of the entire Board of Directors, and without action by the shareholders, may amend these Articles to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of any class that the Corporation has authority to issue."

          THIRD: These amendments to the Articles were duly advised by the Board

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of Directors of the Corporation and duly approved by the stockholders of the
Corporation in accordance with the Code.

          IN WITNESS WHEREOF, Severn Bancorp, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this ___ day of February, 2002, and its President acknowledges that these Articles of Amendment are the act and deed of Severn Bancorp, Inc. and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information, and belief.

 ATTEST:                                        SEVERN BANCORP, INC.

  /s/ S. Scott Kirkley                          By: /s/ Alan J. Hyatt
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 S. Scott Kirkley, Secretary                       Alan J. Hyatt, President